Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Michael A. Sicuro
702.263.2505

PROGRESSIVE GAMING INTERNATIONAL REPORTS EARNINGS PER SHARE OF $.04 IN FIRST

QUARTER OF FISCAL 2005

LAS VEGAS – May 4, 2005 – Progressive Gaming International Corporation (NASDAQ: PGIC) (“the Company”), a leading provider of diversified technology and content products and services used in the gaming industry worldwide, announced today that it reported net earnings of $1.0 million, or $.04 per share, for the three months ended March 31, 2005, as compared to a net loss of $2.4 million, or $.11 per share, in the same period a year ago.

Revenues increased over 8 percent in the three months ended March 31, 2005 to $22.9 million from $21.1 million in the same period a year ago primarily due to strong performance in the Company’s systems business. Systems revenues increased over 49 percent in the first quarter of fiscal 2005 as compared to the same period in 2004 due primarily to the demand for the Company’s table management system, TableLink™.

Earnings before interest, taxes, depreciation and amortization (EBITDA) increased approximately 82 percent to $4.8 million in the first quarter of fiscal 2005 from $2.6 million in the same period in 2004 due primarily to stronger gross margins and lower overall operating expenses.

In addition, the Company expects to receive net cash proceeds of approximately $11.0 million from the sale of the interior signage business.

President and Chief Executive Officer Russel McMeekin stated: “This is the third consecutive quarter our team has delivered net income, and the fifth consecutive quarter of either meeting or exceeding expectations on the bottom line. These results reflect the benefits of the repositioning of the business that commenced over two years ago, and are supported by a healthy and growing pipeline of contracts for our table management solution, TableLink™, and our newest proprietary table game, Texas Hold ‘Em Bonus Poker™. This new table game is outperforming blackjack and other proprietary games in virtually every installation. The acceleration of revenues from this game is now a function of the regulatory approval process, which is on track with our internal expectations.”

McMeekin continued: “We are now consistently delivering bottom line results. This provides us with confidence in our future as evidenced by the increase in our corporate development activities, which we expect to continue as we balance growth between revenues generated from this channel and contracts obtained organically.”

Financial Outlook

Chief Financial Officer Michael A. Sicuro stated: “We expect our revenues, EBITDA and earnings per share in the second quarter of fiscal 2005 to be $19.0 – $21.0 million, $5.2 - $5.7 million and $.05 - $.07, respectively, excluding the nonrecurring gain on the disposition of the sign business. The revenue estimate for the second quarter of 2005 reflects the sale of the interior sign division. Comparable revenues and EBITDA for the second quarter of 2004 excluding the interior signage business, was $17.5 million and $2.7 million, respectively. Free cash flow for the second quarter of fiscal 2005 is expected to be between $5.0 - $6.0 million, including corporate development activities and debt service. We expect systems revenues to increase sequentially in the second quarter of 2005, with an acceleration of this growth anticipated in the second half of the current fiscal year, consistent with historical patterns.

Sicuro continued: “During the first quarter, we enjoyed one of the highest levels of bookings in recent history lead by our systems products. Our pipeline in this category continues to gain momentum, especially as the technology marches on with advances such as the introduction of the new high speed RFID micro chip. The pipeline of new contracts for Texas Hold ‘Em Bonus Poker™ also continues to grow due to the strong performance of this game. We are now estimating earnings per share to be $.25 - $.32 for 2005 (excluding the effect of the exercise of any outstanding warrants and excluding the nonrecurring gain on the disposition of the sign business). There is no change to our estimates for EBITDA or free cash flow for 2005 of $20 - $25 million and $5 - $10 million, respectively. We expect revenues for fiscal 2005 to be $85 - $92 million, reflecting a change from previous estimates solely as a result of the divestiture of the interior sign division. These estimates do not reflect the accretion to free cash flow and earnings per share for the retirement of the remaining debt. We expect to commence the retirement of this debt during the third quarter of fiscal 2005, when such debt is callable at a more attractive price than current market valuations.”

Free cash flow is defined as the net change in cash and cash equivalents at the beginning of a reporting period as compared to the cash and cash equivalents at the end of that same reporting period. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. GAAP is defined as generally accepted accounting principles as applied in the United States. Bookings are defined as customer contracts that have been executed and received.

A conference call to discuss the Company’s operating results mentioned above will be hosted by management on May 5, 2005 at 8:00 AM PDT. Interested parties may participate via teleconference by dialing 800.638.4930, passcode 38844625. International parties may participate by dialing 617.614.3944, passcode 38844625. The teleconference will be webcast on the Company’s website at www.progressivegaming.net or www.mikohn.com. A replay of the teleconference can be accessed for 30 days by dialing 888.286.8010, passcode 20900233, and international parties by dialing 617.801.6888, passcode 20900233, or on the Company’s website at www.progressivegaming.net or www.mikohn.com. The Company’s website will also include any additional material, historical financial or statistical information discussed in the conference call and not included in the release announcing the Company’s operating results (as well as any non GAAP financial measures as defined by the SEC), if applicable, and a copy of the Company’s investor presentation.

About Progressive Gaming International

Progressive Gaming International is a leading supplier of Integrated Casino Management Systems Software and Games for the gaming industry world-wide. The Company develops and distributes an expanding array of slot and table games, plus management and progressive jackpot software systems.

The Company is unique in the industry in offering management, progressive systems and games as a modular yet integrated solution. There is a Progressive Gaming International product in virtually every casino in the world. For further information, visit www.progressivegaming.net or www.mikohn.com.

TableLink and Texas Hold ‘Em Bonus Poker are trademarks of Mikohn Corporation. ©2005 Mikohn Corporation. All Rights Reserved

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Safe Harbor Statements under The Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, including statements regarding expectations for investments in R&D, acquisitions and other strategic partnerships to increase the velocity of the Company’s revenue growth and ultimately free cash flow, expectations for the second quarter 2005 operating results, fiscal 2005 expectations with respect to revenue, EBITDA, free cash flow and earnings per share, expected revenue trends for the systems business, anticipated improvement in the Company’s bottom line performance in 2005 and the anticipated retirement of the Company’s debt. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks related to delay in the introduction of new products, the risk that the retirement of the Company’s debt may not be completed when anticipated, or at all, the status of rights licensed from content providers, the Company’s ability to enforce its intellectual property rights, the Company’s ability to meet its capital requirements, relationships with casino operators, the overall industry environment, customer acceptance of the Company’s new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of privileged operating licenses by governmental authorities, competitive pressures and general economic conditions as well as the Company’s debt service obligations. For a discussion of these and other factors which may cause actual events or results to differ from those projected, please refer to the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31, (unaudited)
(in thousands, except per share amounts)	2005	2004
Revenues:
Slot and table games	$9,978	$9,525
Product sales	9,173	9,089
Systems	3,757	2,515

Total revenues	22,908	21,129

Cost of revenues:
Slot and table games	3,440	2,936
Product sales	5,027	5,325
Systems	1,874	1,481

Total cost of revenues	10,341	9,742

Gross profit	12,567	11,387

Selling, general and administrative expenses	5,991	6,389
Slot rent expense	—	822
Research and development	1,767	1,530
Depreciation and amortization	1,548	2,544

	9,306	11,285

Operating income	3,261	102

Interest expense	(2,304)	(2,480)
Other income	—	25

Net income (loss)	$957	$(2,353)

Weighted average common shares:
Basic	22,567	21,731

Diluted	25,491	21,731

Earnings (loss) per share:
Basic	$0.04	$(0.11)

Diluted	$0.04	$(0.11)

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousand, except per share amounts)	March 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$6,552	$12,305
Accounts receivable, net	14,370	14,300
Contract sales receivable, net	5,178	2,462
Inventories, net	11,778	10,276
Prepaid expenses	4,836	2,572
Deferred tax asset	3,313	3,313

Total current assets	46,027	45,228

Property and equipment, net	9,156	9,975
Intangible assets, net	54,179	54,153
Goodwill	5,596	2,860
Other assets	4,778	5,304

Total assets	$119,736	$117,520

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$10,165	$9,832
Customer deposits	3,018	3,047
Current portion of long-term debt and notes payable	309	368
Accrued liabilities	9,979	9,997
Deferred revenues and license fees	2,676	2,781

Total current liabilities	26,147	26,025

Long-term debt and notes payable, net of unamortized discount of $1,766 and $1,895	63,314	63,170
Other long-term liabilities	948	1,971
Deferred tax liability	16,114	16,114

Total liabilities	106,523	107,280

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.10 par value, 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.10 par value, 100,000,000 shares authorized, 23,084,108 and 22,498,149 issued and outstanding	2,308	2,250
Additional paid-in capital	119,295	116,932
Other comprehensive loss	(550)	(145)
Accumulated deficit	(106,947)	(107,904)

Subtotal	14,106	11,133
Less treasury stock, 217,698 shares, at cost	(893)	(893)

Total stockholders’ equity	13,213	10,240

Total liabilities and stockholders’ equity	$119,736	$117,520

Progressive Gaming International Corporation

Installed Base Summary

	03/31/05	12/31/04	03/31/04
Tables under Management	1,600	1,100	850

Slots under Management	45,200	42,000	40,000

Slot Games:
Daily Fee Arrangements	1,352	1,666	1,770
Periodic Fee Arrangements	2,796	2,796	1,015

Total Slot Games	4,148	4,462	2,785

Installations in Process:
Shipped / On site	12	77	0
All Other	216	182	538

Total Installations in Process	228	259	538

Table Games:

Daily Fee Arrangements	864	932	988
Periodic Fee Arrangements	0	0	0

Total Table Games	864	932	988

Installations in Process:
Shipped / On site	29	23	0
All Other	0	0	33

Total Installations in Process	29	23	33